UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported March 23, 2007

MSC.SOFTWARE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8722	95-2239450
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 MacArthur Place Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

(714) 540-8900

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

See information contained in Item 5.02 below.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 30, 2007, John J. Laskey will retire from the MSC.Software Corporation (the “Company”). Mr. Laskey will resign from his board elected position of Executive Vice President and Chief Financial Officer of the Company effective April 16, 2007 and remain employed by the Company through April 30, 2007. A copy of his resignation letter is attached hereto as Exhibit 10.3. In conjunction with his termination of employment the Company and Mr. Laskey have entered into the following agreements:

Employment Separation and General Release Agreement. On March 23, 2007 the Compensation Committee of the Board of Directors (the “Committee”) of the Company approved a form of Employment Separation and General Release Agreement (the “Separation Agreement”) between John J. Laskey, the Company’s current Executive Vice President and Chief Financial Officer (“Mr. Laskey”) and the Company. On March 28, 2007 the Separation Agreement was executed by the Company and Mr. Laskey. A copy of the Separation Agreement and Endorsement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. Under the terms of the Separation Agreement, Mr. Laskey will resign from the Company effective April 30, 2007 and agreed, among other things, to release the Company from all claims, keep confidential information concerning the Company and not to solicit the Company’s customers and certain of its employees during the term of the Consulting Agreement (as defined below) and for a period of one year thereafter. The Company agreed, among other things to pay for Mr. Laskey’s continued medical coverage through December 31, 2007. The Company also accelerated, effective April 30, 2007, the vesting of Mr. Laskey’s 112,500 outstanding and otherwise unvested non-qualified stock options to purchase shares of the Company’s common stock with all vested non-qualified stock options expiring on December 31, 2007.

Consulting Agreement. Also on March 23, 2007 the Committee approved the form of Consulting Agreement between Mr. Laskey and the Company (the “Consulting Agreement”). On March 28, 2007 the Consulting Agreement was executed by the Company and Mr. Laskey effective May 1, 2007. A copy of the Consulting Agreement is attached hereto as Exhibit 10.4 and is incorporated herein by reference. Under the Consulting Agreement, Mr. Laskey has been engaged as a consultant through December 31, 2007 (the “Consulting Term”) to provide advice and consultation to the Company’s new Executive Vice President and Chief Financial Officer and assist in the transition of duties and provide other services as directed by the new CFO. For his services, Mr. Laskey will receive a monthly consulting fee of $15,000. Mr. Laskey agreed, among other things, not to compete with the Company during the Consulting Term.

Offer of Employment Letter. On March 21, 2007 the Committee approved the terms and conditions of an offer of employment letter to Sam Auriemma, 54, for the position of Executive Vice President and Chief Financial Officer effective April 16, 2007. Mr. Auriemma accepted the terms of employment on March 22, 2007.

Prior to joining the Company, Mr. Auriemma was Executive Vice President and Chief Financial Officer of FileNet Corporation, a provider of enterprise content management software that was recently acquired by IBM Corporation, from September, 2000 to January, 2007. He has a Bachelor of Science Degree in Business Administration from University of Southern California. He has no family relationship with any director, executive officer or nominees or individuals chosen to be a director or an executive officer of the Company.

Mr. Auriemma will have a base salary of $310,000 per annum and will be entitled to participate in the Company’s Executive Bonus Program and other executive benefits. He will receive non-qualified stock options to acquire 175,000 shares of the Company’s common stock under the terms and conditions of the Company’s 2006 Performance Incentive Plan and the terms and conditions of a stock option agreement at a per share exercise price equal to the fair market value of a share of common stock on the date of grant. Such terms and conditions include, without limitation, vesting requirements, termination provisions, and adjustment provisions with respect to stock splits and similar events. He will also be eligible to enter into a Change-in-Control Severance Compensation Agreement. Terms of this agreement will include acceleration of stock options upon a change-in-control and in the event his employment is terminated within two years following a change-in-control, he would be eligible to receive 2.5 times his current salary plus bonus at target as well as a gross up to cover his excise tax. A copy of his offer letter is attached hereto as Exhibit 10.5.

Payment of Relocation Tax Expense. On March 23, 2007 the Committee approved the payment of $134,529 to Glenn R. Wienkoop, President and Chief Operating Officer of the Company for payment of taxes he incurred as a result of reimbursement of relocation expenses in 2006.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Item Number	Description
10.1	Employment Separation Agreement and General Release Agreement, dated as of March 28, 2007, between the Company and John J. Laskey

10.2	Endorsement, dated March 28, 2007 between the Company and John J. Laskey

10.3	Resignation Letter, dated March 28, 2007 between the Company and John J. Laskey

10.4	Consulting Agreement, dated as of March 28, 2007 between the Company and John J. Laskey

10.5	Offer of Employment Letter between Sam Auriemma and the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MSC.SOFTWARE CORPORATION (Registrant)

Date: March 29, 2007	By:	/S/ JOHN A. MONGELLUZZO
John A. Mongelluzzo
Executive Vice President, Legal Affairs and Secretary

EXHIBIT INDEX

Item Number	Description
10.1	Employment Separation Agreement and General Release Agreement, dated as of March 28, 2007, between the Company and John J. Laskey

10.2	Endorsement, dated March 28, 2007 between the Company and John J. Laskey

10.3	Resignation Letter, dated March 28, 2007 between the Company and John J. Laskey

10.4	Consulting Agreement, dated as of March 28, 2007 between the Company and John J. Laskey

10.5	Offer of Employment Letter between Sam Auriemma and the Company

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